PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To prospectus dated March 16, 2010)	Registration No. 333-162866

6,248,791 SHARES OF COMMON STOCK, $2.50 PAR VALUE

OFFICEMAX

INCORPORATED

This prospectus supplement supplements the prospectus dated March 16, 2010, relating to the resale of 7,481,722 shares of our common stock to allow our master trust (the “Selling Stockholder”), which is the funding vehicle for the Company’s six tax-qualified employee pension benefit plans (the “Plans”), to resell, from time to time, shares of our common stock that we contributed as a voluntary, excess contribution to the Selling Stockholder. Since the date that we contributed such shares to the Selling Stockholder, the Selling Stockholder has sold 2,082,931 of the 8,331,722 shares contributed to the Selling Stockholder, and the 6,248,791 shares specified above represents the number of shares remaining to be sold. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2010, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On September 14, 2010, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: September 14, 2010

Date of earliest event reported: September 14, 2010

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

OfficeMax Incorporated (the “Company”) participated in the Goldman Sachs Global Retailing Conference on September 14, 2010 where it updated its outlook for the third quarter of 2010 as follows:

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To date in the third quarter, as expected, the Company has experienced a year-over-year domestic retail same-store sales percentage decline that was favorable to the second quarter 2010 year-over-year domestic retail sales percentage decline of 2.1%.

•

The Company anticipates that for the third quarter, total Company sales will be slightly lower than the prior year’s third quarter, including the favorable impact of foreign currency translation, which is in line with the Company’s previous guidance.

•

The Company now anticipates that adjusted operating income margin rate for the third quarter of 2010 will be slightly higher than the prior year’s third quarter due primarily to favorable settlements of sales/use tax issues in the third quarter of 2010. Excluding these settlements, adjusted operating income margin rate for the third quarter will be in line with the Company’s previous guidance.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the press release included as Exhibit 99.1 to this filing. Exhibit 99.1 is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	OfficeMax Incorporated Press Release dated September 14, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2010

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description

Exhibit 99.1	OfficeMax Incorporated Press Release dated September 14, 2010

Exhibit 99.1

OfficeMax
263 Shuman Blvd.
Naperville, IL 60563

News Release

Media Contact	Investor Contacts
Bill Bonner	Mike Steele	Tony Giuliano
630 864 6066	630 864 6826	630 864 6820

OFFICEMAX UPDATES THIRD QUARTER 2010 GUIDANCE

OFFICEMAX TO PRESENT TODAY AT GOLDMAN SACHS

ANNUAL GLOBAL RETAILING CONFERENCE

NAPERVILLE, Ill., September 14, 2010 – OfficeMax® Incorporated (NYSE: OMX) today announced that, as part of its presentation today at the Goldman Sachs Global Retailing Conference, it plans to update its outlook for the third quarter of 2010.

Sam Duncan, Chairman and CEO of OfficeMax, said, “As we finish the Back-to-School season, we are pleased with our execution to date in the quarter in an extremely tough environment. Similar to last year’s Back-to-School season, customers were budget conscious and retailers were very competitive and promotional. That said, our performance in this important season met our expectations.

Bruce Besanko, EVP, Chief Financial Officer and Chief Administrative Officer of OfficeMax, said, “We continue to face challenging global macroeconomic conditions including continued weak U.S. employment trends. To date in the third quarter, as expected, the company has experienced a year-over-year domestic retail same-store sales percentage decline which was favorable to the second quarter 2010 year-over-year domestic retail sales percentage decline of 2.1%.”

OfficeMax anticipates that for the third quarter, total company sales will be slightly lower than the prior year’s third quarter, including the favorable impact of foreign currency translation, which is in line with the company’s previous guidance. The company now anticipates that adjusted operating income margin rate will be slightly higher than the prior year’s third quarter due primarily to favorable settlements of sales/use tax issues in the third quarter of 2010. Excluding these settlements, adjusted operating income margin rate for the third quarter will be in line with the company’s previous guidance.

A live audio webcast of the presentation can be accessed today at 8:45a.m. Eastern Time via the Internet by visiting the OfficeMax website at http://investor.officemax.com. The webcast will be archived and available online until October 14, 2010 and will be posted on the “Presentations” page located within the “Investors” section of the OfficeMax website.

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Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that the macroeconomy will perform within the assumptions underlying its projected outlook; that its initiatives will be successfully executed and produce the results underlying its expectations, due to the uncertainties inherent in new initiatives, including customer acceptance, unexpected expenses or challenges, or slower-than-expected results from initiatives; or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 26, 2009, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to businesses and individual consumers. OfficeMax customers are served by over 30,000 associates through direct sales, catalogs, e-commerce and approximately 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

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